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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                                        CONTACT: Daniel J. Doyle
                                                                   President/CEO
                                                                  (550) 298-1775

                        CENTRAL VALLEY COMMUNITY BANCORP
                       ANNOUNCES STOCK REPURCHASE PROGRAM


CLOVIS, CALIFORNIA..February 27, 2001...The Board of Directors of Central Valley Community Bancorp (CVCB) (OTC Bulletin Board: CVCY), the parent company of Clovis Community Bank, announced today its adoption of a program to affect repurchases of the Company's common stock. The Company may repurchase up to approximately 3% of the Company's outstanding shares of common stock under the program for a period of up to one year beginning March 1, 2001. The shares will be repurchased in open-market transactions through brokers, subject to availability.

         "In light of our strong capital position and earnings growth, which has exceeded the previous quarters earnings for eight consecutive quarters, we believe our stock is an attractive use of excess capital," stated Daniel J. Doyle, President and Chief Executive Officer of CVCB and Clovis Community Bank. "We anticipate that the stock repurchase program will add value for our shareholders over the next twelve months as we expect continued growth during that period."

         Central Valley Community Bancorp's common stock trades over-the-counter under the symbol CVCY. Clovis Community Bank founded in 1979, the sole subsidiary of CVCB, operates six full service offices in Clovis, Fresno, Prather and Shaver Lake, a Real Estate Lending Department in Clovis, and offers investment services provided by Investment Center of America at the Main Office in Clovis. Members of CVCB's and the Bank's Boards of Directors are: Daniel N. Cunningham (Chairman), David E. Cook, Sidney B. Cox, Daniel J.

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Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers, William S.
Smittcamp, and Joseph B. Weirick.

         Additional information about Clovis Community Bank can be found at WWW.CLOVISBANK.COM.

FORWARD-LOOKING STATEMENTS - In addition to historical information this press release includes forward-looking information which is subject to the "safe harbor" created by Section 27A of the Securities Act of 1993, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include descriptions of plans or objectives of management for future operations, products or services and forecasts of future revenues, earnings and other measures of economic performance. Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond Central Valley Community Bancorp's control could cause actual conditions to differ significantly from those described in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressures in the banking industry; changes in the interest rate environment; the declining health of the economy, either nationally or regionally; the deterioration of credit quality; changes in the regulatory environment; changes in business conditions; certain operational risks involving data processing system or fraud; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks. The Company undertakes no obligation to revise or publicly release the results of any revision to those forward-looking statements.

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